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                                                               Exhibit 4.2

                         CROWN CENTRAL PETROLEUM CORPORATION

                                     and

                           FIRST UNION NATIONAL BANK,
                                 Rights Agent


                       FIRST AMENDMENT TO RIGHTS AGREEMENT


Dated as of April 10, 2000

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                   FIRST AMENDMENT TO RIGHTS AGREEMENT

     THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this "First Amendment") is entered into as of the 10th day of April, 2000, by and between Crown Central Petroleum Corporation, a Maryland corporation (the "Company"), and First Union National Bank, a national banking association, as rights agent (the "Rights Agent"), and amends that certain Rights Agreement dated as of February 1, 2000 by and between the Company and the Rights Agent (the "Rights Agreement").

                               RECITALS

     A. On February 1, 2000, in order to preserve for stockholders the long-term value of the Company, the Board of Directors of the Company adopted resolutions authorizing, among other things, (i) a dividend with respect to shares of common stock of the Company outstanding on February 15, 2000 of one Series A Preferred share purchase right (a "Series A Right") for each share of Class A Common and one Series B Preferred share purchase right (a "Series B Right") for each share of Class B Common (the Series A Rights and the Series B Rights are hereinafter collectively referred to as the "Rights"), (ii) execution of the Rights Agreement by the Company and the Rights Agent in order to set forth certain terms and conditions with respect to the Rights, and (iii) the appointment of the Rights Agent under the Rights Agreement.

     B.     The Rights Agent and the Company then entered into the Rights
Agreement.

     C. Section 27 of the Rights Agreement permits amendment thereof upon execution by the Company and the Rights Agent of a written agreement setting forth such amendment.

     D. The Company and the Rights Agent desire to amend the Rights Agreement to change the definition of "Final Expiration Date" in Section 7(a).

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree that the Rights Agreement is amended as follows:

     1. Section 7(a) of the Rights Agreement is hereby deleted and the following new Section 7(a) inserted in lieu thereof:

          The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-thousandth of a share of Series A Preferred or Series B Preferred as to which the Rights are exercised, at or prior to the first to occur of the following (i) the earlier of the Close of Business on February 14, 2001 or that time which is immediately prior to acceptance by the State Department of Assessments and Taxation of Maryland of articles of merger consummating the merger transaction by and between the Company and Rosemore Acquisition Corporation, a Maryland corporation ("RAC"), pursuant to the terms and conditions set forth in that certain Agreement and Plan of Merger dated April 7, 2000 by and among the Company, RAC and Rosemore, Inc., a Maryland corporation

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          (the "Final Expiration Date"), (ii) the
          time at which the Rights are redeemed as provided in
          Section 23 hereof (the "Redemption Date"), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.

     2. The Recitals set forth at the beginning of this First Amendment are incorporated herein.

     3.   Except as amended by this First Amendment, the Rights
          Plan shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and attested, all as of the day and year first above written.

ATTEST:                             FIRST UNION NATIONAL BANK,
                                    as Rights Agent


/s/ Kenneth E. Staab                By: /s/ James M. Clark
--------------------                -----------------------
                                    Name:     James M. Clark
                                    Title: Vice President


ATTEST:                             CROWN CENTRAL PETROLEUM
                                    CORPORATION


/s/ Dolores Rawlings                By: /s/ John E. Wheeler, Jr.
--------------------                -----------------------------
                                    Name:   John E. Wheeler, Jr.
                                    Title:  Executive Vice President -
                                            Chief Financial Officer